Exhibit 99.1

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

May 14, 2010

Dear Security Holder:

You previously received a copy of our prospectus in connection with our offer to issue shares of our common stock in exchange for the trust preferred securities you hold that were issued by IBC Capital Finance II (Nasdaq: IBCPO).  As explained in the prospectus, we are offering to issue you shares of our common stock for each trust preferred security held by you.

Extension of Early Tender Premium Deadline.  We have extended the date by which an additional amount of common stock will be issued for each trust preferred security accepted by us for exchange (which the prospectus refers to as the "Early Tender Premium Deadline").  As a result, the Early Tender Premium Deadline now coincides with the expiration date for the exchange offer, which is Tuesday, June 1, 2010. Accordingly, all holders whose trust preferred securities are accepted by us for exchange will be eligible to receive the following exchange value:

Liquidation Amount per Trust Preferred Security:	$25.00
Value of Common Stock Offered if Tender By 11:59 p.m., Eastern Time, on Tuesday, June 1, 2010:	$22.65

The number of shares of common stock you will receive in exchange for each trust preferred security properly tendered will be equal to $22.65, divided by an average of our stock price at the time the offer expires as explained in the prospectus.  The dollar value of the common shares offered is equal to 85% of the liquidation amount of each trust preferred security, plus 100% of all accrued and unpaid dividends through May 31, 2010.

This offer is scheduled to expire on Tuesday, June 1, 2010 at 11:59 p.m., Eastern Time.  To participate, you must tender before the expiration date.  If you would like to participate and you hold your trust preferred securities in "street name" (i.e., through a bank, broker, or other third party), please contact that third party to determine the amount of advance notice it will require to timely process your request.

First Quarter 2010 Earnings Release.  For your reference, enclosed with this letter is a copy of the press release we issued on May 10, 2010, announcing our financial results for the quarter ended March 31, 2010.

We urge you to carefully read the entire prospectus mailed to you because it contains important and more detailed information about this offer.  You may also obtain this information, free of charge, at the Securities and Exchange Commission's website (www.sec.gov) and at our website (www.independentbank.com).

Your participation is important to Independent Bank Corporation, regardless of the number of trust preferred securities you own.  For more information, please contact our Information Agent for this offer, D.F. King & Co., Inc., at (800) 431-9643 or, if applicable, your broker.

We appreciate your continued support of Independent Bank Corporation.

Sincerely,

/s/ Michael M. Magee, Jr.

MICHAEL M. MAGEE, JR.

President and CEO

News Release

Independent Bank Corporation

230 West Main Street

Ionia, MI 48846

616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS

2010 FIRST QUARTER RESULTS

IONIA, Mich., May 10, 2010 - Independent Bank Corporation (NASDAQ: IBCP) reported a first quarter 2010 net loss applicable to common stock of $14.9 million, or $0.62 per share, versus a net loss applicable to common stock of $19.7 million, or $0.84 per share, in the prior-year period.  The reduced loss was primarily due to a decline in the provision for loan losses that was partially offset by a decline in net interest income and an increase in non-interest expense.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Our results for the first quarter of 2010 continue to reflect the difficult market conditions we face in Michigan.  Further progress was made in improving asset quality, which was reflected in a reduction in our provision for loan losses and non-performing loans.  However, our net interest income declined sharply, which adversely impacted our core operating results.  This decline in net interest income was primarily driven by our need to maintain very high levels of liquidity and our need to reduce total loans in order to preserve our regulatory capital ratios.  As we look further ahead in 2010, there are a number of actions that we are focused on under our Capital Restoration Plan that should help revitalize the core financial foundation of Independent Bank Corporation.  In the last few weeks, we have announced a number of key milestones in our plan to improve our overall capital position.  We believe that the successful completion of our capital initiatives will allow the organization to pursue growth opportunities and take other actions to increase net interest income and improve future operating results.”

In a recent J.D. Power and Associates study (based on a survey of 48,000 consumers conducted in Jan. and Feb. 2010), Independent Bank received the second highest customer satisfaction score among 19 banks in Michigan and 4 nearby states.  The survey focused on consumers’ activities, information about their accounts, bank facilities, bank fees, the resolution of problems, and product offerings.

Commenting on the results of this study, CEO Magee stated: “We are extremely proud of Independent Bank's ranking in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study. It underscores our efforts over the past few years to foster a community banking philosophy and a 'customer first' culture. Our associates are thrilled that their commitment to our organization-wide service mission, 'Impress every customer every day, every time,' is being recognized externally.”

Operating Results

The Company’s net interest income totaled $30.0 million during the first quarter of 2010, a decrease of $4.3 million or 12.6% from the year-ago period, and a decrease of $3.4 million, or 10.1% from the fourth quarter of 2009.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.45% during the first quarter of 2010 compared to 5.03% in the year ago period, and 4.78% in the fourth quarter of 2009.  The decrease in the net interest margin is primarily due to a change in asset mix as higher yielding loans declined and lower yielding overnight investments at the Federal Reserve Bank increased.  This change in asset mix principally reflects the Company’s current strategy of maintaining significantly higher balances of overnight investments to enhance liquidity.  Average interest-earning assets declined to $2.73 billion in the first quarter of 2010 compared to $2.75 billion in the year ago quarter and $2.78 billion in the fourth quarter of 2009.

The Company generated net securities gains of $0.1 million in the first quarter of 2010 compared to net securities losses of $0.6 million in the first quarter of 2009.  The 2009 securities losses were due to a decline in the fair value of trading securities of $0.8 million that was partially offset by $0.2 million of securities gains principally resulting from the sale of municipal securities.

Gains on the sale of mortgage loans were $1.8 million in the first quarter of 2010, compared to $3.3 million in the year-ago quarter.  The decrease in gains reflects a decline in loan sales volumes.  Mortgage loan refinancing activity during the first quarter of 2009 was particularly strong resulting from generally lower mortgage loan interest rates during that period.

Mortgage loan servicing generated income of $0.4 million and a loss of $0.8 in the first quarters of 2010 and 2009, respectively.  As compared to the first quarter of 2010, the year-ago quarter included a $0.7 million impairment charge and $0.4 million in higher amortization of capitalized mortgage loan servicing rights.  The 2009 impairment charge primarily reflects declining mortgage loan interest rates resulting in higher estimated future prepayment rates during that period.  Capitalized mortgage loan servicing rights totaled $15.4 million at Mar. 31, 2010.  The Company services approximately $1.73 billion in mortgage loans for others on which servicing rights have been capitalized at Mar. 31, 2010.

Non-interest expenses totaled $39.1 million in the first quarter of 2010, compared to $34.2 million in the year-ago period.  The rise in non-interest expenses was primarily due to increases in compensation and employee benefits (up $0.6 million), loan and collection expenses (up $0.7 million), vehicle service contract payment plan counterparty contingencies (up $2.6 million), losses on other real estate (“ORE”) and repossessed assets (up $0.8 million) and FDIC deposit insurance (up $0.6 million).

The increase in compensation and employee benefits expense in the first quarter of 2010 compared to the year-ago period is primarily due to a reduction in the deferral of such expenses (as direct loan origination costs) reflecting a decline in loan origination volumes.  For 2010, the Company has frozen salaries at 2009 levels, eliminated bonuses, eliminated its 401(k) match, and eliminated any employee stock ownership plan contribution.  Further, the number of full time equivalent employees has been reduced by approximately 2% in 2010 compared to year ago levels.

First quarter 2010 non-interest expenses included a $3.4 million charge (compared to $0.8 million in the first quarter of 2009) related to Mepco Finance Corporation’s (“Mepco”) business of purchasing and servicing payment plans for vehicle service contracts.  These payment plans (which are classified as finance receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase a vehicle service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”).  Mepco purchases these payment plans from these counterparties.  When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract and provided the coverage.  Since mid-2009, payment defaults and voluntary cancellations have been at elevated levels reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry.  When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, Mepco recognizes estimated probable incurred losses.  Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties.   During the first quarter of 2010, finance receivables declined by $65.6 million (or nearly a 65% annualized rate) as the Company seeks to strategically reduce its assets in this business segment.

The increase in loan and collection expenses is primarily due to costs incurred at Mepco related to counterparty defaults (as described above) and the increased loss on ORE and repossessed assets principally reflects continuing weak prices for real estate.

The rise in FDIC deposit insurance costs in 2010 is due to both an increase in total deposits and an increase in the Company’s assessment rate.

Pre-Tax, Pre-Provision Core Operating Earnings

The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results.  Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding:  income tax expense (benefit), the provision for loan losses, securities gains or losses, vehicle service contract payment plan counterparty contingencies, and any impairment charges (including goodwill, losses on other real estate or repossessed assets, and certain fair-value adjustments) or elevated loan and collection costs caused by the current economic cycle.

The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP.  Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.  However, the

Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues, and displays a consistent core operating earnings trend before the impact of these challenges.  The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

The decline in the Company’s pre-tax, pre-provision core operating earnings in 2010 is principally due to a decrease in net interest income as described above.

Pre-Tax, Pre-Provision Core Operating Earnings
	Quarter Ended
	3/31/10			12/31/09	3/31/09
	(in thousands)
Net loss	$(13,837	) $	(48,155	) $	(18,597)
Income tax expense (benefit)	(264)			(1,456)	293
Provision for loan losses	17,070			25,116	30,038
Securities (gains) losses	(147)			26	581
Vehicle service contract counterparty contingencies	3,418			19,506	800
Impairment (recovery) charge on capitalized loan servicing	(145)			(890)	697
Impairment charge on goodwill	--			16,734	--
Losses on other real estate and repossessed assets	2,029			1,796	1,261
Elevated loan and collection costs (1)	3,536			2,584	2,788
Pre-Tax, Pre-Provision Core Operating Earnings	$11,660			$15,261	$17,861

(1) Represents the excess amount over a “normalized” level of $1.25 million quarterly.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $13.0 million, or 43.2%, in the first quarter of 2010 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits and an overall decline in total loan balances.  Further, thirty- to eighty-nine day delinquency rates remained low for commercial loans and declined from year-end 2009 levels for mortgage and consumer loans.  We are optimistic that our team’s continued efforts in managing our commercial and retail loan portfolios will yield further improvements in asset quality in the future."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2010	12/31/2009	3/31/2009
	(Dollars in Millions)
Commercial	$ 43.9	$ 50.4	$ 68.9
Consumer/installment	7.8	8.4	6.8
Mortgage	43.2	48.0	50.8
Finance receivables	3.4	3.1	2.5
Total	$ 98.3	$109.9	$129.0
Ratio of non-performing loans to total portfolio loans	4.56%	4.78%	5.27%
Ratio of non-performing assets to total assets	4.78%	4.77%	5.25%
Ratio of the allowance for loan losses to non-performing loans	77.48%	74.35%	45.18%

(1) Excludes loans that are classified as “troubled debt restructurings” and are performing.

The decrease in non-performing loans since year-end 2009 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect net charge-offs of loans and the migration of loans into ORE during the first quarter of 2010.  Non-performing commercial loans largely relate to delinquencies caused by cash flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates).  The elevated level of non-performing residential mortgage loans is primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.  Other real estate and repossessed assets totaled $40.3 million at Mar. 31, 2010, compared to $31.5 million at Dec. 31, 2009, and $26.1 million at Mar. 31, 2009.

The provision for loan losses was $17.1 million and $30.0 million in the first quarters of 2010 and 2009, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $22.6 million (4.10% annualized of average loans) in the first quarter of 2010, compared to $29.7 million (4.91% annualized of average loans) in the first quarter of 2009.  The decline in first quarter 2010 loan net charge-offs compared to year ago levels is primarily due to an $8.1 million decline in commercial loan net charge-offs.  At Mar. 31, 2010, the allowance for loan losses totaled $76.1 million, or 3.53% of portfolio loans, compared to $81.7 million, or 3.55% of portfolio loans, at Dec. 31, 2009.

Balance Sheet, Liquidity and Capital

Total assets were $2.90 billion at Mar. 31, 2010, a decrease of $64.6 million from Dec. 31, 2009.  Loans, excluding loans held for sale, were $2.16 billion at Mar. 31, 2010, compared to $2.30 billion at Dec. 31, 2009.  Deposits totaled $2.50 billion at Mar. 31, 2010, a decrease of $68.2 million from Dec. 31, 2009.  The decline in deposits primarily reflects a reduction in brokered certificates of deposit that was partially offset by an increase in the balance of checking and savings accounts.

Cash and cash equivalents totaled $370.4 million at Mar. 31, 2010, versus $288.7 million at Dec. 31, 2009.  This increase reflects the Company’s efforts to augment liquidity.  In addition, the Company had approximately $695.3 million of unused borrowing capacity at Mar. 31, 2010.

Stockholders’ equity totaled $97.2 million at Mar. 31, 2010, or 3.35% of total assets.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	3/31/10	12/31/2009	Well Capitalized Minimum
Tier 1 capital to average total assets	6.43%	6.72%	5.00%
Tier 1 capital to risk-weighted assets	9.13%	9.08%	6.00%
Total capital to risk-weighted assets	10.41%	10.36%	10.00%

Capital Raising Initiatives

As previously announced, the Company adopted a Capital Restoration Plan (the "Capital Plan") in Jan. 2010.  The primary objective of this Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for Independent Bank as established by its Board of Directors.  These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets.  The Company is seeking to achieve these minimum capital ratios by June 30, 2010.

In addition to contemplating a public offering of the Company’s common stock for cash, the Capital Plan also contemplates two other primary capital raising initiatives, including: (1) an offer to exchange shares of the Company’s common stock for any or all of the Company’s outstanding trust preferred securities, and (2) the exchange of shares of the Company’s common stock for any or all of the shares of preferred stock held by the United States Department of Treasury (“UST”).  These two initiatives are designed to do the following:

  improve the Company's ratio of tangible common equity to tangible assets;

  reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock; and

  improve the Company’s ability to successfully raise additional capital through a public offering of its common stock.

On Apr. 5, 2010, the Company announced an agreement with the UST for the exchange of the $72 million of preferred stock that the UST acquired pursuant to the TARP Capital Purchase Program for new shares of a convertible preferred stock.  This transaction was closed on Apr. 16, 2010.  A key benefit of this transaction was obtaining the right, under the terms of the new convertible preferred stock, to compel the conversion of this stock into shares of the Company’s common stock, provided that the Company meets a number of conditions, including converting at least $40 million of outstanding trust preferred securities into common stock and raising an additional $100 million from a common stock offering to investors other than the UST.

As described below, the Company recently launched an exchange offer to issue shares of its common stock for its outstanding trust preferred securities.

Exchange Offer in Progress

The Company has made an offer to the holders of its trust preferred securities to issue shares of the Company's common stock in exchange for trust preferred securities properly tendered to the Company.  The complete terms and conditions of such exchange offer are set forth in a prospectus and letter of transmittal sent to holders of the trust preferred securities.  Holders are urged to read these exchange offer documents carefully as they contain important information.

This press release is neither an offer to purchase, nor a solicitation of a tender of, the trust preferred securities or any other securities.  The Company is making the exchange offer only by, and pursuant to the terms of, the prospectus and the related letter of transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company or its affiliates, the trustees of the various trusts, the dealer manager for the exchange offer, the exchange agent for the exchange offer, the information agent for the exchange offer, or any advisors to the Company is making any recommendation as to whether or not holders should tender their trust preferred securities in the exchange offer.

Copies of the prospectus and letter of transmittal may be obtained from D.F. King & Co., Inc., the information agent and exchange agent for the exchange offer, at (800) 431-9643 or, for bankers and brokers, at (212) 269-5550 (Collect). The Company has filed a registration statement (including the prospectus) on Form S-4 for the exchange offer with the Securities and Exchange Commission ("SEC"). Before any holder of trust preferred securities decides whether to participate in the exchange offer, the holder should read the prospectus contained with the registration statement and the letter of transmittal the Company has filed with the SEC for more complete information about the Company and the exchange offer. These documents may be obtained for free at the SEC's Web site, www.sec.govUH or on the Company's Web site at www.IndependentBank.comU under the "Investor Relations" tab.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.comU

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets	(in thousands)
Cash and due from banks	$46,939	$65,214
Interest bearing deposits	323,495	223,522
Cash and Cash Equivalents	370,434	288,736
Trading securities	49	54
Securities available for sale	149,858	164,151
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	27,854
Loans held for sale, carried at fair value	30,531	34,234
Loans
Commercial	799,673	840,367
Mortgage	728,705	749,298
Installment	286,501	303,366
Finance receivables	340,719	406,341
Total Loans	2,155,598	2,299,372
Allowance for loan losses	(76,132)	(81,717)
Net Loans	2,079,466	2,217,655
Other real estate and repossessed assets	40,284	31,534
Property and equipment, net	71,910	72,616
Bank owned life insurance	46,982	46,514
Other intangibles	9,938	10,260
Capitalized mortgage loan servicing rights	15,435	15,273
Prepaid FDIC deposit insurance assessment	20,352	22,047
Accrued income and other assets	37,677	34,436
Total Assets	$2,900,770	$2,965,364
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$331,217	$334,608
Savings and NOW	1,092,273	1,059,840
Retail time	551,000	542,170
Brokered time	523,052	629,150
Total Deposits	2,497,542	2,565,768
Other borrowings	157,524	131,182
Subordinated debentures	92,888	92,888
Financed premiums payable	14,387	21,309
Accrued expenses and other liabilities	41,218	44,356
Total Liabilities	2,803,559	2,855,503
Shareholders' Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and
outstanding at March 31, 2010 and December 31, 2009	69,334	69,157
Common stock, $1.00 par value—authorized: 500,000,000 shares at March 31, 2010 and 60,000,000 shares at December 31, 2009;
issued and outstanding: 24,032,177 shares at March 31, 2010
and 24,028,505 shares at December 31, 2009	23,884	23,863
Capital surplus	201,754	201,618
Accumulated deficit	(184,012)	(169,098)
Accumulated other comprehensive loss	(13,749)	(15,679)
Total Shareholders' Equity	97,211	109,861
Total Liabilities and Shareholders' Equity	$2,900,770	$2,965,364

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$39,027	$43,033	$44,401
Interest on securities
Taxable	1,160	1,420	1,733
Tax-exempt	685	745	1,107
Other investments	372	244	324
Total Interest Income	41,244	45,442	47,565
Interest Expense
Deposits	8,219	8,937	8,548
Other borrowings	2,994	3,107	4,670
Total Interest Expense	11,213	12,044	13,218
Net Interest Income	30,031	33,398	34,347
Provision for loan losses	17,070	25,116	30,038
Net Interest Income After Provision for Loan Losses	12,961	8,282	4,309
Non-interest Income
Service charges on deposit accounts	5,275	6,158	5,507
Net gains (losses) on assets
Mortgage loans	1,843	2,060	3,281
Securities	265	39	(564)
Other than temporary loss on securities available for sale
Total impairment loss	(118)	(4,056)	(17)
Loss recognized in other comprehensive loss		3,991
Net impairment loss recognized in earnings	(118)	(65)	(17)
VISA check card interchange income	1,572	1,527	1,415
Mortgage loan servicing	432	1,241	(842)
Title insurance fees	494	410	609
Other income	2,254	1,919	2,189
Total Non-interest Income	12,017	13,289	11,578
Non-interest Expense
Compensation and employee benefits	13,213	13,275	12,577
Loan and collection	4,786	3,834	4,038
Vehicle service contract counterparty contingencies	3,418	19,506	800
Occupancy, net	2,909	2,882	3,048
Data processing	2,105	2,134	2,096
Loss on other real estate and repossessed assets	2,029	1,796	1,261
FDIC deposit insurance	1,802	1,658	1,186
Furniture, fixtures and equipment	1,719	1,735	1,849
Credit card and bank service fees	1,675	1,754	1,464
Advertising	779	1,498	1,442
Goodwill impairment		16,734
Other expenses	4,644	4,376	4,430
Total Non-interest Expense	39,079	71,182	34,191
Loss Before Income Tax	(14,101)	(49,611)	(18,304)
Income tax expense (benefit)	(264)	(1,456)	293
Net Loss	$(13,837)	$(48,155)	$(18,597)
Preferred dividends and discount accretion	1,077	1,076	1,075
Net Loss Applicable to Common Stock	$(14,914)	$(49,231)	$(19,672)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)
Per Common Share Data (A)
Net Loss Per Common Share
Basic (B)	$(.62)	$(2.05)	$(.84)
Diluted (C)	(.62)	(2.05)	(.84)
Cash dividends declared per common share	.00	.00	.01

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Interest income	6.12%	6.50%	6.98%
Interest expense	1.67	1.72	1.95
Net interest income	4.45	4.78	5.03
Net Loss to
Average common equity	(184.46)%	(255.72)%	(62.73)%
Average assets	(2.06)	(6.55)	(2.68

Average Shares
Basic (B)	24,031,606	24,026,744	23,365,831
Diluted (C)	24,103,545	24,100,210	23,431,882

(A) These amounts are calculated using net loss applicable to common stock.

(B) Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Supplemental Data

Non-performing assets
	March 31,	December 31,
	2010	2009
(dollars in thousands)
Non-accrual loans	$ 95,989	$ 105,965
Loans 90 days or more past due and
still accruing interest	2,266	3,940
Total non-performing loans	98,255	109,905
Other real estate and repossessed assets	40,284	31,534
Total non-performing assets	$ 138,539	$ 141,439
As a percent of Portfolio Loans
Non-performing loans	4.56%	4.78%
Allowance for loan losses	3.53	3.55
Non-performing assets to total assets	4.78	4.77
Allowance for loan losses as a percent of
non-performing loans	77.48	74.35

Allowance for loan losses	Three months ended
	March 31,
	2010		2009
		Unfunded		Unfunded
	Loans	Commitments	Loans	Commitments
	(dollars in thousands)
Balance at beginning of period	$ 81,717	$ 1,858	$ 57,900	$ 2,144
Additions (deduction)
Provision charged to operating expense	17,014	56	30,124	(86)
Recoveries credited to allowance	991		607
Loans charged against the allowance	(23,590)		(30,326)
Balance at end of period	$ 76,132	$ 1,914	$ 58,305	$ 2,058

Net loans charged against the allowance to
average Portfolio Loans (annualized)	4.10%		4.91%

Alternative Sources of Funds

	March 31,			December 31,
		2010			2009
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
		(dollars in thousands)
Brokered CDs	$ 523,052	2.4 years	2.81%	$ 629,150	2.2 years	2.46%
Fixed rate FHLB advances	52,372	2.8 years	3.76	27,382	5.5 years	6.59
Variable rate FHLB advances	70,000	1.3 years	0.30	67,000	1.4 years	0.32
Securities sold under agreements to repurchase	35,000	.6 years	4.42	35,000	.9 years	4.42
Total	$ 680,424	2.2 years	2.71%	$ 758,532	2.2 years	2.51%

Capitalization
	March 31,	December 31,
	2010	2009
	(in thousands)
Subordinated debentures	$ 92,888	$ 92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)
Amount qualifying as regulatory capital	90,100	90,100
Shareholders’ Equity
Preferred stock, Series A, no par value	69,334	69,157
Common stock, par value $1.00 per share	23,884	23,863
Capital surplus	201,754	201,618
Accumulated deficit	(184,012)	(169,098)
Accumulated other comprehensive loss	(13,749)	(15,679)
Total shareholders’ equity	97,211	109,861
Total capitalization	$ 187,311	$ 199,961

Non-Interest Income
	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(in thousands)
Service charges on deposit accounts	$ 5,275	$ 6,158	$ 5,507
Net gains (losses) on assets
Mortgage loans	1,843	2,060	3,281
Securities	265	39	(564)
Other than temporary loss on securities
available for sale
Total impairment loss	(118)	(4,056)	(17)
Loss recognized in other comprehensive loss		3,991
Net impairment loss recognized in earnings	(118)	(65)	(17)
VISA check card interchange income	1,572	1,527	1,415
Mortgage loan servicing	432	1,241	(842)
Mutual fund and annuity commissions	389	527	453
Bank owned life insurance	468	472	401
Title insurance fees	494	410	609
Other	1,397	920	1,335
Total non-interest income	$ 12,017	$ 13,289	$ 11,578

Mortgage Loan Activity

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(dollars in thousands)
Mortgage loans originated	$ 90,007	$ 114,254	$ 154,608
Mortgage loans sold	87,708	95,386	142,636
Mortgage loans sold with servicing
rights released	11,864	20,216	5,429
Net gains on the sale of mortgage loans	1,843	2,060	3,281
Net gains as a percent of mortgage
loans sold (“Loan Sale Margin”)	2.10%	2.16%	2.30%
Fair value adjustments included in the Loan
Sale Margin	(.07)	0.11	0.65

Capitalized Real Estate Mortgage Loan Servicing Rights
	Three months ended March 31,
	2010	2009
	(in thousands)
Balance at beginning of period	$ 15,273	$ 11,966
Originated servicing rights capitalized	775	1,499
Amortization	(758)	(1,179)
(Increase)/decrease in impairment reserve	145	(697)
Balance at end of period	$ 15,435	$ 11,589

Impairment reserve at end of period	$ 2,157	$ 5,348

Non-Interest Expense
	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(in thousands)
Salaries	$ 10,176	$ 10,364	$ 9,669
Performance-based compensation and benefits	644	746	329
Other benefits	2,393	2,165	2,579
Compensation and employee benefits	13,213	13,275	12,577
Loan and collection	4,786	3,834	4,038
Vehicle service contract counterparty contingencies	3,418	19,506	800
Occupancy, net	2,909	2,882	3,048
Data processing	2,105	2,134	2,096
Loss on other real estate and repossessed assets	2,029	1,796	1,261
FDIC deposit insurance	1,802	1,658	1,186
Furniture, fixtures and equipment	1,719	1,735	1,849
Credit card and bank service fees	1,675	1,754	1,464
Legal and professional fees	1,136	1,144	641
Communications	1,073	1,120	1,045
Advertising	779	1,498	1,442
Supplies	393	470	469
Amortization of intangible assets	322	523	501
Goodwill impairment		16,734
Other	1,720	1,119	1,774
Total non-interest expense	$ 39,079	$ 71,182	$ 34,191

Average Balances and Rates
	Three Months Ended
	March 31,
	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets (1)	(dollars in thousands)
Taxable loans	$ 2,252,674	$ 38,922	6.98%	$ 2,497,623	$ 44,300	7.16%
Tax-exempt loans (2)	10,128	105	4.20	9,927	101	4.13
Taxable securities	96,213	1,160	4.89	114,823	1,733	6.12
Tax-exempt securities (2)	64,415	685	4.31	103,070	1,107	4.36
Cash – interest bearing	274,955	157	0.23
Other investments	27,854	215	3.13	29,277	324	4.49
Interest Earning Assets	2,726,239	41,244	6.12	2,754,720	47,565	6.98
Cash and due from banks	59,018			61,139
Other assets, net	148,460			158,443
Total Assets	$ 2,933,717			$ 2,974,302

Liabilities
Savings and NOW	$ 1,084,499	863	0.32	$ 944,904	1,581	0.68
Time deposits	1,127,618	7,356	2.65	855,025	6,967	3.30
Other borrowings	227,621	2,994	5.33	599,379	4,670	3.16
Interest Bearing Liabilities	2,439,738	11,213	1.86	2,399,308	13,218	2.23
Demand deposits	327,570			308,538
Other liabilities	64,396			70,737
Shareholders’ equity	102,013			195,719
Total liabilities and shareholders’ equity	$ 2,933,717			$ 2,974,302

Net Interest Income		$ 30,031			$ 34,347

Net Interest Income as a Percent
of Earning Assets			4.45%			5.03%

(1)    All domestic, except for $0.9 million and $6.9 million for the three months ended March 31, 2010 and 2009, respectively, of average finance receivables included in taxable loans for customers domiciled in Canada.

(2)   Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

Commercial Loan Portfolio Analysis as of March 31, 2010

	Total Commercial Loans
		Watch Credits			Percent of Loan
Loan Category	All Loans	Performing	Non- performing	Total	Category in Watch Credit
	(dollars in thousands)
Land	$ 30,828	$ 11,681	$ 4,242	$ 15,923	51.7%
Land Development	25,601	8,464	6,110	14,574	56.9
Construction	25,871	8,775	3,110	11,885	45.9
Income Producing	361,445	72,413	21,460	93,873	26.0
Owner Occupied	185,445	31,539	6,571	38,110	20.6
Total Commercial Real Estate Loans (1)	$ 629,190	$ 132,872	$ 41,493	$ 174,365	27.7

Other Commercial Loans(1)	$ 170,340	$ 26,000	2,365	$ 28,365	16.7
Total non-performing commercial loans			$ 43,858

(1) The total of these two categories is different than the March 31, 2010, Consolidated Statement of Financial Condition due primarily to loans in process.